Exhibit 99.1

FOR IMMEDIATE RELEASE

SBA COMMUNICATIONS CORPORATION REPORTS 3rd QUARTER 2012 RESULTS;

PROVIDES 4th QUARTER, UPDATED 2012 AND INITIAL 2013 OUTLOOK

Boca Raton, Florida, November 5, 2012

SBA Communications Corporation (Nasdaq: SBAC) (“SBA” or the “Company”) today reported results for the quarter ended September 30, 2012. Highlights of the results include:

Third quarter over year earlier period:

•	Site leasing revenue growth of 35.2%

•	Tower Cash Flow growth of 28.2%

•	Net loss increased from $33.4 million to $52.7 million

•	Adjusted EBITDA growth of 30.3%

•	AFFO Per Share growth of 28.8%

“We had a very strong third quarter, and we expect a similar strong finish to the 2012 year,” commented Jeffrey A. Stoops, President and CEO. “A combination of strong organic growth, material portfolio growth and attractive financings produced industry-leading growth for SBA in the third quarter in a number of key metrics, particularly AFFO per share. Our customers were very busy in both our domestic and international markets. In the U.S., activity was predominately from customers adding to or replacing existing equipment through amendments to existing leases, while internationally we experienced strong demand for new cell sites. We are making great progress integrating our two major acquisitions, Mobilitie and TowerCo, and we are seeing good demand for our new assets. We are pleased to present our fourth quarter 2012 and initial 2013 Outlooks, which reflect our expectation of continued strong customer activity on our increased asset base. We are particularly excited about our prospects to improve upon our initial 2013 Outlook by maintaining our target leverage through additional portfolio growth from acquisitions that meet our investment requirements. We intend to continue to pursue investment opportunities that we believe will be both short-term and long-term accretive to AFFO per share.”

Operating Results

Total revenues in the third quarter of 2012 were $238.6 million compared to $175.5 million in the year earlier period, an increase of 35.9%. Site leasing revenue of $208.8 million (including $9.8 million of pass through reimbursable expenses) was up 35.2% over the year earlier period. Site leasing Segment Operating Profit of $162.2 million was up 34.5% over the year earlier period. Site leasing contributed 97.2% of the Company’s total Segment Operating Profit in the third quarter of 2012. Site development revenues were $29.8 million in the third quarter of 2012 compared to $21.0 million in the year earlier period, a 41.6% increase. Site development Segment Operating Profit Margin was 15.8% in the third quarter of 2012 compared to 14.8% in the year earlier period, an increase of 100 basis points.

Tower Cash Flow for the third quarter of 2012 was $155.9 million, a 28.2% increase over the year earlier period. Tower Cash Flow Margin for the third quarter of 2012 was 79.3% compared to 79.8% in the year earlier period.

Net loss attributable to SBA Communications Corporation for the third quarter of 2012 was $52.4 million or $0.43 per share compared to $33.3 million or $0.30 per share in the year earlier period. Net loss for the third quarter of 2012 included a one-time loss of $19.0 million associated with the early redemption of the balance of the Company’s 8.0% Senior Notes due 2016 (the “8.0% Notes”) and a one-time loss of $3.6 million associated with the early redemption of the Company’s $400 million Mobilitie Bridge Loan for a combined total one-time loss of $22.6 million.

Adjusted EBITDA in the third quarter of 2012 was $146.6 million compared to $112.5 million in the year earlier period, an increase of 30.3%. Adjusted EBITDA Margin was 64.7% in the third quarter of 2012 compared to 64.9% in the year earlier period.

Net Cash Interest Expense was $50.2 million in the third quarter of 2012 compared to $42.3 million in the year earlier period.

AFFO increased 42.8% to $93.1 million in the third quarter of 2012 compared to $65.2 million in the third quarter of 2011. AFFO per share increased 28.8% to $0.76 in the third quarter of 2012 compared to $0.59 in the third quarter of 2011.

Investing Activities

During the third quarter of 2012, SBA purchased 37 tower sites for $20.8 million in cash. SBA also built 99 towers during the third quarter of 2012. As of September 30, 2012, SBA owned 13,257 towers and managed or leased approximately 4,900 actual or potential additional communication sites. In addition, the Company spent $10.4 million to purchase land and easements and to extend lease terms with respect to land underlying its towers. Total cash capital expenditures for the third quarter of 2012 were $57.8 million, consisting of $3.1 million of non-discretionary cash capital expenditures (tower maintenance and general corporate) and $54.7 million of discretionary cash capital expenditures (new tower builds, tower augmentations, tower acquisitions and related earn-outs, and purchasing land and easements).

On September 6, 2012 and October 23, 2012, SBA sold certain DAS assets acquired in the Mobilitie acquisition to ExteNet Systems, Inc. for $125 million ($100 million in cash and $25 million in the form of a promissory note). The Company has reflected the results of these operations as Income from Discontinued Operations in the Statement of Operations. The results of these operations have been excluded from the Company’s calculations of Tower Cash Flow, Adjusted EBITDA, and AFFO.

On October 1, 2012 the Company completed its previously announced acquisition of 3,256 towers from TowerCo II Holdings LLC for $1.2 billion in cash and 4.6 million shares of its Class A common stock.

Subsequent to September 30, 2012, in addition to the TowerCo acquisition, the Company acquired 4 towers for an aggregate consideration of $2.0 million in cash. The Company has agreed to purchase an additional 50 towers for an aggregate amount of $24.8 million. The Company anticipates that these acquisitions will be consummated by the end of the first quarter of 2013.

Financing Activities and Liquidity

On July 13, 2012, a wholly owned subsidiary of SBA issued $800 million of 5.75% Senior Notes due 2020 (the “5.75% Notes”). The 5.75% Notes were issued at par. Interest on the 5.75% Notes is due semi-annually on July 15 and January 15 of each year beginning on January 15, 2013. The notes will mature on July 15, 2020. SBA used the net proceeds from this offering to (1) repay the $400.0 million outstanding balance under the Mobilitie bridge loan and (2) repay the $284.0 million outstanding balance under its Revolving Credit Facility. The remaining proceeds were used for general corporate purposes.

On August 9, 2012, the Company, through its existing SBA Tower Trust, sold $610 million of Secured Tower Revenue Securities Series 2012-1 (the “2012 Tower Securities”) which have an anticipated repayment date of December 2017 and a final maturity date of December 2042. The fixed coupon interest rate of the 2012 Tower Securities is 2.933% per annum, payable monthly. Net proceeds from the offering of 2012 Tower Securities were used to repay in full the remaining $243.8 million balance of the 8.0% Notes plus $14.6 million in applicable premium associated with early redemption. The remaining net proceeds were used (1) to pay a portion of the cash consideration in connection with SBA’s acquisition of TowerCo and (2) for general corporate purposes.

On September 28, 2012, SBA issued $500 million of 5.625% Senior Notes due 2019 (the “5.625% Notes”). The 5.625% Notes were issued at par with interest payable semi-annually on October 1 and April 1 of each year, beginning on April 1, 2013, and mature on October 1, 2019. SBA used the net proceeds from this offering to pay a portion of the cash consideration in connection with SBA’s acquisition of TowerCo.

On September 28, 2012, the Company, through its wholly owned subsidiary, borrowed an aggregate principal amount of $300 million of senior secured term loans (the “2012-2 Term Loan”). The 2012-2 Term Loan accrues interest, at the Company’s election, at either the Base Rate plus 1.75% per annum (with a Base Rate floor of 2%) or the Eurodollar Rate plus 2.75% per annum (with a Eurodollar Rate floor of 1%). Principal of the 2012-2 Term Loan is to be repaid in equal quarterly installments in March, June, September and December (commencing in March 2013) in an aggregate amount equal to $3.0 million per year with the remaining balance payable upon maturity in September 2019. The 2012-2 Term Loan was issued at 99.75% of par value.

SBA ended the third quarter with $5.4 billion of total debt (recorded on the Company’s balance sheet at a carrying value of $5.3 billion), $1.5 billion of cash and cash equivalents, short-term restricted cash and short-term investments and $3.9 billion of Net Debt (as defined below). At September 30, 2012, SBA’s Net Debt and Net Secured Debt to Annualized Adjusted EBITDA Leverage Ratios were 6.7x and 2.3x, respectively.

During the third quarter, SBA did not repurchase any shares of its Class A common stock. The Company currently has $150.0 million of repurchase authorization remaining under its existing $300.0 million stock repurchase program.

Outlook

The Company is providing its fourth quarter 2012 Outlook, updating its Full Year 2012 Outlook and providing its initial 2013 Outlook for anticipated results. The Outlook provided is based on a number of assumptions that the Company believes are reasonable at the time of this press release. Information regarding potential risks that could cause the actual results to differ from these forward-looking statements is set forth below and in the Company’s filings with the Securities and Exchange Commission.

The Company’s initial 2013 Outlook assumes the acquisition of only those tower assets under contract at the time of this press release, and includes the impact of the TowerCo acquisition. The Company intends to spend additional capital in 2013 on acquiring revenue producing assets not yet identified or under contract, the impact of which is not reflected in the 2013 guidance. The Company’s initial 2013 Outlook includes both cash and non-cash site leasing revenue benefits from our recently signed agreement with T-Mobile regarding its network upgrade initiatives and includes new tower builds in the U.S. and internationally of 380 to 400 towers. The 2013 Outlook also contemplates refinancing all of the obligations under the Company’s 1.875% Convertible Senior Notes due May 1, 2013 (the “1.875% Notes”) upon maturity in cash. The Company currently estimates that its obligations at maturity of the 1.875% Notes will be approximately $750 million (based on an assumed $70.00 per share common stock price) net of the benefits of hedges entered into in conjunction with the 1.875% Notes, and the 2013 Outlook assumes that these amounts will be refinanced with $600 million of new debt financing at an estimated annual interest rate of 3.5% and the remainder from cash on hand.

	Quarter ending December 31, 2012			Full Year 2012			Full Year 2013
	($’s in millions)

Site leasing revenue(1)	$258.0	to	$260.0	$843.3	to	$845.3	$1,062.0	to	$1,082.0
Site development revenue	$27.5	to	$29.5	$102.4	to	$104.4	$95.0	to	$105.0
Total revenues	$285.5	to	$289.5	$945.7	to	$949.7	$1,157.0	to	$1,187.0
Tower Cash Flow	$183.0	to	$185.0	$623.6	to	$625.6	$773.0	to	$793.0
Adjusted EBITDA	$172.5	to	$174.5	$583.4	to	$585.4	$726.0	to	$746.0
Net cash interest expense(2)	$58.0	to	$60.0	$194.3	to	$196.3	$241.0	to	$251.0
Non-discretionary cash capital expenditures(3)	$3.0	to	$4.0	$11.3	to	$12.3	$15.0	to	$20.0
AFFO	$107.0	to	$111.0	$371.4	to	$375.4	$456.0	to	$476.0
Discretionary cash capital expenditures(4)	$1,255.0	to	$1,275.0	$2,303.6	to	$2,323.6	$140.0	to	$170.0

(1)

The Company’s Outlook for site leasing revenue reflects $10.0, $30.0, and $40.5 million of pass through reimbursable expenses, at the midpoint, for the quarter ending December 31, 2012, full year 2012 and full year 2013 Outlook, respectively.

(2)

Net cash interest expense is defined as interest expense less interest income. Net cash interest expense does not include amortization of deferred financing fees or non-cash interest expense. The outlook for Net cash interest expense includes the impact of an assumed refinancing of the 1.875% Notes with new debt carrying an estimated annual interest rate of 3.5%.

(3)	Consists of tower maintenance and general corporate capital expenditures.
(4)

Consists of new tower builds, tower augmentations, tower acquisitions and related earn-outs and ground lease purchases. Excludes expenditures for revenue producing assets not under contract at the date of this press release.

Conference Call Information

SBA Communications Corporation will host a conference call on Tuesday, November 6, 2012 at 10:00 AM (EST) to discuss the quarterly results. The call may be accessed as follows:

When:	Tuesday, November 6, 2012 at 10:00 AM (EST)
Dial-in number:	(800) 230-1951
Conference call name:	SBA Third Quarter Results
Replay:	November 6, 2012 at 1:00 PM (EST) through November 20, 2012 at 11:59 PM (EST)
Number:	(800) 475-6701
Access Code:	267905
Internet access:	www.sbasite.com

Information Concerning Forward-Looking Statements

This press release includes forward-looking statements, including statements regarding the Company’s expectations or beliefs regarding (i) the Company’s financial and operational guidance for the fourth quarter of 2012, full year 2012 and full year 2013, (ii) the Company’s belief that pending acquisitions will close by the end of the first quarter of 2013, (iii) spending additional capital in 2013 on acquiring revenue producing assets not yet identified or under contract, (iv) the Company’s estimate of the amount of obligations that will be due upon the maturity of the 1.875% Notes, (v) the Company’s ability to refinance its 1.875% Notes and the terms of such refinancing, (vi) customer activity levels during the remainder of 2012 and into 2013, and (vii) the Company’s intention to pursue investment opportunities that it believes will be accretive to AFFO per share. These forward-looking statements may be affected by the risks and uncertainties in the Company’s business. This information is qualified in its entirety by cautionary statements and risk factor disclosures contained in the Company’s Securities and Exchange Commission filings, including the Company’s annual report on Form 10-K filed with the Commission on February 27, 2012.

The Company wishes to caution readers that certain important factors may have affected and could in the future affect the Company’s actual results and could cause the Company’s actual results for subsequent periods to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company. With respect to the Company’s expectations regarding all of these statements, including its financial and operational guidance, such risk factors include, but are not limited to: (1) the ability and willingness of wireless service providers to maintain or increase their capital expenditures; (2) the Company’s ability to effectively integrate acquired towers into its business and to achieve the financial results projected in its valuation models for the acquired towers; (3) the Company’s ability to refinance its 1.875% Notes on expected terms; (4) the Company’s ability to secure and retain as many site leasing tenants as planned at anticipated lease rates; (5) the impact of continued consolidation among wireless service providers on the Company’s leasing revenue; (6) the Company’s ability to successfully manage the risks associated with international operations; (7) the Company’s ability to secure and deliver anticipated services business at contemplated margins; (8) the Company’s ability to maintain expenses and cash capital expenditures at appropriate levels for its business; (9) the Company’s ability to acquire land underneath towers on terms that are accretive; (10) the Company’s ability to realize economies of scale from its tower portfolio; (11) the Company’s ability to comply with covenants and the terms of its credit instruments; (12) the economic climate for the wireless communications industry in general and the wireless communications infrastructure providers in particular, and (13) the continued dependence on towers and outsourced site development services by the wireless carriers. With respect to the Company’s plan for new builds, these factors also include zoning approvals, weather, availability of labor and supplies and other factors beyond the Company’s control that could affect the Company’s ability to build 380-400 towers in 2013. With respect to its expectations regarding the ability to close pending tower acquisitions, these factors also include satisfactorily completing due diligence, the ability and willingness of each party to fulfill their respective closing conditions and the availability of cash on hand, borrowing capacity under the Revolving Credit Facility or shares of the Company’s Class A common stock to pay the anticipated consideration.

With respect to the Company’s expectations regarding the amount of obligations that will be due on the 1.875% Notes at maturity, the Company has used an assumed stock price for purposes of providing investors a basis for analyzing such risk, however, the Company is not estimating, nor providing guidance, that its stock price either on the maturity date of the 1.875% Notes or for the measurement period specified in the indenture will be $70.00. If the stock price of SBA’s common stock for the measurement period specified in the indenture is less than such price, then SBA’s obligations under the indenture would be less than the estimated amount. Conversely if the stock price of SBA’s common stock for the measurement period specified in the indenture exceeds such price, then SBA’s total obligations would exceed the estimated amount.

This press release contains non-GAAP financial measures. Reconciliation of each of these non-GAAP financial measures is presented below under “Non-GAAP Financial Measures.”

This press release will be available on our website at www.sbasite.com.

About SBA Communications Corporation

SBA Communications Corporation is a first choice provider and leading owner and operator of wireless communications infrastructure in North and Central America. By “Building Better Wireless,” SBA generates revenue from two primary businesses – site leasing and site development services. The primary focus of the Company is the leasing of antenna space on its multi-tenant towers to a variety of wireless service providers under long-term lease contracts. For more information please visit: www.sbasite.com.

Contacts

Mark DeRussy, CFA

Capital Markets

561-226-9531

Lynne Hopkins

Media Relations

561-226-9431

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(unaudited)

	For the three months ended September 30,		For the nine months ended September 30,
	2012	2011	2012	2011

Revenues:
Site leasing	$208,828	$154,514	$585,332	$451,171
Site development	29,778	21,035	74,911	63,180

Total revenues	238,606	175,549	660,243	514,351

Operating expenses:

Cost of revenues (exclusive of depreciation, accretion and amortization shown below):
Cost of site leasing	46,621	33,932	126,787	98,031
Cost of site development	25,062	17,915	63,294	54,627
Selling, general and administrative(1)	17,565	15,415	52,524	47,031
Asset impairment	1,560	1,106	2,555	1,402
Acquisition related expenses	5,715	1,474	21,875	4,876
Depreciation, accretion and amortization	101,012	78,136	277,110	229,705

Total operating expenses	197,535	147,978	544,145	435,672

Operating income	41,071	27,571	116,098	78,679

Other income (expense):
Interest income	335	38	419	97
Interest expense	(50,578)	(42,307)	(136,728)	(118,616)
Non-cash interest expense	(17,874)	(16,089)	(52,281)	(47,095)
Amortization of deferred financing fees	(3,199)	(2,381)	(9,293)	(6,781)
Loss from extinguishment of debt, net	(22,643)	—	(49,792)	(1,696)
Other income (expense)	249	122	5,233	(527)

Total other income (expense)	(93,710)	(60,617)	(242,442)	(174,618)

Loss from continuing operations before provision for income taxes	(52,639)	(33,046)	(126,344)	(95,939)
Provision for income taxes	(1,029)	(391)	(4,809)	(1,784)

Loss from continuing operations	(53,668)	(33,437)	(131,153)	(97,723)
Income from discontinued operations, net of income taxes	969	—	2,349	—

Net loss	(52,699)	(33,437)	(128,804)	(97,723)

Less: Net loss attributable to the noncontrolling interest	254	132	256	348

Net loss attributable to SBA Communications Corporation	$(52,445)	$(33,305)	$(128,548)	$(97,375)

Net loss per common share attributable to SBA Communications Corporation:
Basic and diluted	$(0.43)	$(0.30)	$(1.09)	$(0.87)

Basic and diluted weighted average number of common shares	121,689	110,232	118,159	112,309

(1)	Includes non-cash compensation of $3,639 and $2,732 for the three months ended September 30, 2012 and 2011, respectively, and $10,453 and $8,565 for the nine months ended September 30, 2012 and 2011, respectively.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	September 30, 2012	December 31, 2011
	(unaudited)

ASSETS

Current assets:
Cash and cash equivalents	$1,441,045	$47,316
Restricted cash	22,696	22,266
Short-term investments	5,505	5,773
Accounts receivable, net of allowance of $222 and $135 at September 30, 2012 and December 31, 2011, respectively	35,075	22,100
Assets held for sale	5,700	—
Other current assets	46,859	31,901

Total current assets	1,556,880	129,356

Property and equipment, net	2,052,069	1,583,393
Intangible assets, net	2,100,614	1,639,784
Other long-term assets	373,727	253,866

Total assets	$6,083,290	$3,606,399

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Current maturities of long-term debt and short-term debt	$529,595	$5,000
Accounts payable and accrued expenses	59,501	36,501
Accrued interest	35,007	32,351
Other current liabilities	64,647	53,029

Total current liabilities	688,750	126,881

Long-term liabilities:
Long-term debt, net	4,776,438	3,349,485
Other long-term liabilities	165,760	129,282

Total long-term liabilities	4,942,198	3,478,767

Redeemable noncontrolling interests	11,808	12,064

Shareholders’ equity (deficit)	440,534	(11,313)

Total liabilities and shareholders’ equity (deficit)	$6,083,290	$3,606,399

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(unaudited)

	For the three months
	ended September 30,
	2012	2011
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss from continuing operations	$(53,668)	$(33,437)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation, accretion and amortization	101,012	78,136
Non-cash interest expense	17,874	16,089
Deferred income tax benefit	(507)	(511)
Asset impairment	1,560	1,106
Non-cash compensation expense	3,679	2,773
Amortization of deferred financing fees	3,199	2,381
Loss from extinguishment of debt, net	22,643	—
Other non-cash items reflected in the Statements of Operations	76	(66)
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable and costs and estimated earnings in excess of billings on uncompleted contracts, net	(10,356)	(1,121)
Prepaid and other assets	(18,171)	(4,255)
Accounts payable and accrued expenses	3,595	2,687
Accrued interest	10,299	(3,223)
Other liabilities	8,016	2,979

Net cash provided by operating activities	89,251	63,538

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisitions and related earn-outs	(31,598)	(43,311)
Capital expenditures	(26,174)	(40,969)
Proceeds from sale of DAS networks	94,300	—
Other investing activities	(867)	(2,389)

Net cash provided by (used in) investing activities	35,661	(86,669)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from 2012-2 Term Loan, net of fees	295,954	—
Proceeds from 5.75% and 5.625% Senior Notes, net of fees	1,278,456	—
Proceeds from SBA Tower Trust Series 2012, net of fees	596,772	—
Repayments of Term Loans	(3,750)	(1,250)
Repayment of Mobilitie Bridge Loan	(400,000)	—
Net repayments under Revolving Credit Facility	(284,000)	—
Repurchase of 8.0% Notes	(258,375)	—
Proceeds from employee stock purchase/stock option plans	7,341	1,904
Repurchase and retirement of common stock	—	(75,000)
Payment of restricted cash relating to CMBS Certificates	(3,666)	—
Other financing activities	(356)	(673)

Net cash provided by (used in) financing activities	1,228,376	(75,019)

Effect of exchange rate changes on cash and cash equivalents	49	(294)

Net cash provided by discontinued operations:
Operating Activities	969	—

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	1,354,306	(98,444)
CASH AND CASH EQUIVALENTS:
Beginning of period	86,739	277,749

End of period	$1,441,045	$179,305

	For the three months ended September 30, 2012	For the nine months ended September 30, 2012
	(in thousands)

SELECTED CAPITAL EXPENDITURE DETAIL:

Tower new build construction	$17,058	$50,338

Operating tower expenditures:
Tower upgrades/augmentations	6,005	15,781
Maintenance/improvement capital expenditures	2,341	6,384

	8,346	22,165

General corporate expenditures	770	1,958

Total capital expenditures	$26,174	$74,461

Non-GAAP Financial Measures

The press release contains non-GAAP financial measures, including (i) Site Leasing Segment Operating Profit, Site Development Segment Operating Profit and Segment Operating Profit Margin, (ii) Tower Cash Flow and Tower Cash Flow Margin, (iii) Adjusted EBITDA, Annualized Adjusted EBITDA and Adjusted EBITDA Margin, (iv) Net Debt, Net Secured Debt, Leverage Ratio and Secured Leverage Ratio (collectively, our “Non-GAAP Debt Measures”), and (v) Funds from Operations (“FFO”), Adjusted Funds from Operations (“AFFO”) and AFFO per share.

We have included these non-GAAP financial measures because we believe that they provide investors additional tools in understanding our financial performance and condition. Specifically, we believe that:

(1) Segment Operating Profit is an indicator of the operating performance of our site leasing and site development segments;

(2) Tower Cash Flow is an indicator of the performance of our site leasing operations;

(3) Adjusted EBITDA, FFO, AFFO and AFFO per share are useful indicators of the financial performance of our core businesses; and

(4) our Non-GAAP Debt Measures provide investors a more complete understanding of our net debt and leverage position as they include the full principal amount of our debt which will be due at maturity.

In addition, Tower Cash Flow, Adjusted EBITDA and our Non-GAAP Debt Measures are components of the calculations used by our lenders to determine compliance with certain covenants under our Senior Credit Agreement, 8.25% Notes, 5.625% Notes and 5.75% Notes. These non-GAAP financial measures are not intended to be an alternative to any of the financial measures provided in our results of operations or our balance sheet as determined in accordance with GAAP.

We believe that FFO, AFFO and AFFO per share, which are also being used by American Tower Corporation and Crown Castle International (our two public company peers in the tower industry), provide investors useful indicators of the financial performance of our core business and permit investors an additional tool to evaluate the performance of our business against those of our two principal competitors. FFO, AFFO and AFFO per share are not necessarily indicative of the operating results that would have been achieved had we converted to a REIT. In addition, our FFO, AFFO and AFFO per share may not be comparable to those reported in accordance with National Association of Real Estate Investment Trusts or by the other tower companies as the calculation of these non-GAAP measures requires us to estimate the impact had we converted to a REIT, including estimates of the tax provision adjustment to reflect our estimate of our cash taxes had we been a REIT.

Segment Operating Profit and Segment Operating Profit Margin

The reconciliation of Site Leasing Segment Operating Profit and Site Development Segment Operating Profit and the calculation of Segment Operating Profit Margin are as follows:

	Site Leasing Segment		Site Development Segment
	For the three months ended September 30,		For the three months ended September 30,
	2012	2011	2012	2011
	(in thousands)		(in thousands)

Segment revenue	$208,828	$154,514	$29,778	$21,035
Segment cost of revenues (excluding depreciation, accretion and amortization)	(46,621)	(33,932)	(25,062)	(17,915)

Segment operating profit	$162,207	$120,582	$4,716	$3,120

Segment operating profit margin	77.7%	78.0%	15.8%	14.8%

Tower Cash Flow and Tower Cash Flow Margin

The tables below set forth the reconciliation of Tower Cash Flow to its most comparable GAAP measurement and the calculation of Tower Cash Flow Margin. Tower Cash Flow for each of the periods set forth in the Outlook section above will be calculated in the same manner.

	For the three months ended September 30,
	2012	2011
	(in thousands)

Site leasing revenue	$208,828	$154,514
Site leasing cost of revenue (excluding depreciation, accretion, and amortization)	(46,621)	(33,932)

Site leasing segment operating profit	162,207	120,582
Non-cash straight-line leasing revenue	(12,245)	(2,173)
Non-cash straight-line ground lease expense	5,899	3,191

Tower Cash Flow	$155,861	$121,600

The calculation of Tower Cash Flow Margin is as follows:

	For the three months ended September 30,
	2012	2011
	(in thousands)

Site leasing revenue	$208,828	$154,514
Non-cash straight-line leasing revenue	(12,245)	(2,173)

Site leasing revenue minus non-cash straight-line leasing revenue	$196,583	$152,341

Tower Cash Flow	$155,861	$121,600

Tower Cash Flow Margin	79.3%	79.8%

Adjusted EBITDA, Annualized Adjusted EBITDA and Adjusted EBITDA Margin

The table below sets forth the reconciliation of Adjusted EBITDA to its most comparable GAAP measurement. Adjusted EBITDA for each of the periods set forth in the Outlook section above will be calculated in the same manner:

	For the three months ended September 30,
	2012	2011
	(in thousands)

Net loss	$(52,699)	$(33,437)
Interest income	(335)	(38)
Total interest expense (1)	71,651	60,777
Depreciation, accretion, and amortization	101,012	78,136
Asset impairment	1,560	1,106
Provision for taxes (2)	900	808
Loss from extinguishment of debt, net	22,643	—
Non-cash compensation	3,679	2,773
Non-cash straight-line leasing revenue	(12,245)	(2,173)
Non-cash straight-line ground lease expense	5,899	3,191
Acquisition related expenses	5,715	1,474
Other income	(249)	(122)
Income from discontinued operations	(969)	—

Adjusted EBITDA	$146,562	$112,495

Annualized Adjusted EBITDA (3)	$586,248	$449,980

(1)	Total interest expense includes interest expense, non-cash interest expense and amortization of deferred financing fees.
(2)

For the three months ended September 30, 2012 and 2011, these amounts included $(129) and $417, respectively, of franchise taxes reflected in the Statements of Operations in selling, general and administrative expenses.

(3)	Annualized Adjusted EBITDA is calculated as Adjusted EBITDA for the most recent quarter multiplied by four.

The calculation of Adjusted EBITDA Margin is as follows:

	For the three months ended September 30,
	2012	2011
	(in thousands)

Total revenues	$238,606	$175,549
Non-cash straight-line leasing revenue	(12,245)	(2,173)

Total revenues minus non-cash straight-line leasing revenue	$226,361	$173,376

Adjusted EBITDA	$146,562	$112,495

Adjusted EBITDA Margin	64.7%	64.9%

Funds from Operations (“FFO”) and Adjusted Funds from Operations (“AFFO”)

The tables below set forth the reconciliations of FFO and AFFO to their most comparable GAAP measurement. AFFO for each of the periods set forth in the Outlook section above will be calculated in the same manner:

	For the three months ended September 30,
	2012	2011
	(in thousands)
Net loss	$(52,699)	$(33,437)
Less: Net income from discontinued operations	(969)	—
Adjusted tax provision(a)	839	241
Real estate related depreciation, amortization and accretion	100,003	77,393

FFO	$47,174	$44,197

Adjustments to FFO:
Non-cash straight-line leasing revenue	(12,245)	(2,173)
Non-cash straight-line ground lease expense	5,899	3,191
Non-cash compensation	3,679	2,773
Non-real estate related depreciation, amortization and accretion	970	743
Amortization of deferred financing costs and debt discounts	21,073	18,470
Loss from extinguishment of debt, net	22,643	—
Other (income) expense	(249)	(122)
Acquisition related expenses	5,715	1,474
Asset impairment	1,560	1,106
Non-discretionary cash capital expenditures	(3,111)	(4,442)

AFFO	$93,108	$65,217

Weighted average number of common shares(b)	123,144	111,190

AFFO per share	$0.76	$0.59

(a)	Adjusts the income tax provision during the period, to reflect our estimate of cash income taxes (primarily foreign taxes) that would have been payable had we been a REIT.
(b)	For purposes of the AFFO per share calculation, the weighted average number of common shares has been adjusted to include the dilutive effect of stock options and restricted stock units.

Net Debt, Leverage Ratio, and Secured Leverage Ratio

Net Debt is calculated using the notional principal amount of outstanding debt. Under GAAP policies, the notional principal amount of the Company’s outstanding debt is not necessarily reflected on the face of the Company’s financial statements.

The Debt and Leverage calculations are as follows:

September 30, 2012
(in thousands)

2010-1 Tower Securities	$680,000
2010-2 Tower Securities	550,000
2012-1 Tower Securities	610,000
2011 Term Loan (carrying value of $492,724)	493,750
2012-1 Term Loan	197,500
2012-2 Term Loan (carrying value of $299,251)	300,000

Total secured debt	2,831,250

1.875% Convertible Senior Notes (carrying value of $512,345)	535,000
4.0% Convertible Senior Notes (carrying value of $422,052)	499,990
8.25% 2019 Senior Notes (carrying value of $242,162)	243,750
5.625% 2019 Senior Notes	500,000
5.75% 2020 Senior Notes	800,000

Total unsecured debt	2,578,740

Total debt	$5,409,990

Leverage Ratio

Total debt	$5,409,990
Less: Cash and cash equivalents, short-term restricted cash and short-term investments	(1,469,246)

Net debt	$3,940,744

Divided by: Annualized Adjusted EBITDA	$586,248

Leverage Ratio	6.7x

Secured Leverage Ratio

Total secured debt	$2,831,250
Less: Cash and cash equivalents, short-term restricted cash and short-term investments	(1,469,246)

Net Secured Debt	$1,362,004

Divided by: Annualized Adjusted EBITDA	$586,248

Secured Leverage Ratio	2.3x